Exhibit 99.1

April 20, 2020

Stellus Capital Investment Corporation Announces Transition of Dividend from Monthly to Quarterly and to Report Quarterly Results and Hold Conference Call

HOUSTON— April 20, 2020 (PR NEWSWIRE) — Stellus Capital Investment Corporation (the “Company”) (NYSE: SCM) announced today that it will change its dividend payment schedule from monthly to quarterly beginning with the quarter ended June 30, 2020 to better match the dividend with the timing of income received by the Company.  Upon approval by the Board of Directors, the Company will announce the details of a dividend for the second quarter of 2020 at a later date.

The Company previously paid an aggregate of $0.34 per share through a monthly dividend of $0.1133 per share for the first quarter of 2020.  Moving to a quarterly dividend payment schedule will allow the Company more time to better understand the impact that the COVID-19 pandemic has on our portfolio companies’ liquidity and operations.  Our advisor, Stellus Capital Management, has been working remotely over the past five weeks with no disruption of normal operations and has remained, and will continue to remain, in close contact with all of our portfolio companies and their sponsors.

The Company will release its financial results for the quarter ended March 31, 2020 on Monday, May 11, 2020.

The Company will host a conference call to discuss these results on Tuesday, May 12, 2020 at 10:00 AM, CDT.  The conference call will be led by Robert T. Ladd, chief executive officer, and W. Todd Huskinson, chief financial officer, chief compliance officer, treasurer, and secretary.

For those wishing to participate by telephone, please dial (888) 394-8218 (domestic).  Use passcode 6708983.  Starting approximately twenty-four hours after the conclusion of the call, a replay will be available through Wednesday, May 20, 2020 by dialing (888) 203-1112 and entering passcode 6708983. The replay will also be available on the Company’s website.

About Stellus Capital Investment Corporation

The Company is an externally-managed, closed-end, non-diversified investment management company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing primarily in private middle-market companies (typically those with $5.0 million to $50.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization)) through first lien, second lien, unitranche and mezzanine debt financing, and corresponding equity investments. The Company’s investment activities are managed by its investment adviser, Stellus Capital Management. To learn more about Stellus Capital Investment Corporation, visit www.stelluscapital.com under the “Public Investors” link.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus that will be filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stellus Capital Investment Corporation

W. Todd Huskinson, (713) 292-5414

Chief Financial Officer

thuskinson@stelluscapital.com